Exhibit 10 (b)

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
AND THE TAUBMAN COMPANY LLC ELECTION AND
OPTION DEFERRAL AGREEMENT
(As amended and restated effective January 27, 2011)

This amended Agreement dated as of the 27th day of January, 2011 is entered into by and between The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”), The Taubman Company LLC, a Delaware limited liability company, (the “Manager”) and Robert S. Taubman (the “Executive”).

RECITALS:

The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”) has engaged The Taubman Company LLC, a Delaware limited liability company (“Manager”), on an exclusive basis, to provide various services, including management, leasing, development, acquisition and administrative services to TRG.

TRG maintains The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan (as amended and restated effective as of September 30, 1997, and as thereafter amended from time to time) (the “Incentive Option Plan”).

Robert S. Taubman (“Executive”) was granted an incentive option (the “Option”) to purchase 1,500 Units of Partnership Interest (as such term is defined in the Incentive Option Plan) pursuant to an Option Agreement dated November 20, 1992 (the “1992 Option Agreement”).  In connection with the division of Units of Partnership Interest effective September 30, 1997, Executive’s Option to purchase 1,500 Units of Partnership Interest was converted, effective as of September 30, 1997, into an Option to purchase 2,962,620 Units of Partnership Interest.

On December 28, 2001, TRG, Manager and Executive entered into an Election and Option Deferral Agreement (the “Agreement”) that allowed Executive to defer the gains that would be recognized upon Executive’s exercise of the Option and to credit such gains to a Deferred Compensation Account (as defined in the Agreement).  The Executive was immediately vested in his Deferred Compensation Account.  Executive exercised the Option in four groups between April 3, 2002 and November 15, 2002.

Paragraph 5 of the Agreement permits TRG, Manager and Executive to amend the Agreement.

TRG, Manager and Executive desire to amend the Agreement to provide for the deferral of the scheduled payments of the Deferred Compensation Account and, in doing so, to also amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Accordingly, TRG, Manager and Executive, amend the Agreement to read as follows:

1.     Election to Defer and Investment of Option Gain.  Upon exercise of the Option and in lieu of his receiving the full number of Units subject to the Option, Executive hereby elects to defer receipt of all of the Units attributable to the gain that would, but for this Agreement, be recognized for federal and state income tax purposes (the “Gain”) upon his exercise of the Option. Contemporaneously with Executive’s exercise of the Option, TRG shall direct the Manager to establish a bookkeeping reserve account (the “Deferred Compensation Account”to reflect the amount of the Gain. The Gain shall be the amount equal to the Fair Market Value of Units of Partnership subject to the Option on the Date of Exercise minus the Exercise Price (as such terms are defined in the Incentive Option Plan). The amount of Gain credited to the Deferred Compensation Account shall be deemed invested in phantom units of partnership interest in TRG ( the “Notional Units”). A Notional Unit will be utilized solely as a device for the measurement and determination of the amounts to be paid to or for the benefit of Executive pursuant to this Agreement and will not under any circumstances constitute or be treated as a trust fund of any kind. The actual number of Units to which Executive would otherwise be entitled under the Option Agreement upon exercise of the Option shall be reduced by the number of Notional Units.

(a) Distribution Equivalents.  On each date in which holders of actual Units of Partnership Interest receive distributions in respect of such Units of  Partnership  Interest, the Manager shall distribute to Executive an amount equal to (i) the distribution amount paid with respect to each actual Unit of  Partnership Interest on such distribution date, multiplied by (ii) the number of Notional Units credited to the Deferred Compensation Account as of the business day immediately preceding such distribution date (the “Distribution Equivalents”). Distribution Equivalents will be paid to Executive in cash lump sum payments.

(b) No Rights as a Partner.  A Notional Unit shall not represent an ownership interest in actual Units of Partnership Interest of TRG, and Executive shall have no rights as a partner in TRG with respect to the Notional Units credited to the Deferred Compensation Account.

2.     Vesting of Deferred Compensation Account.  The Deferred Compensation Account shall be fully vested and nonforfeitable at all times.

3.     Payment of Deferred Compensation Account/Discretionary Right to Withhold Units for Payment of Taxes.  Executive exercised the Option in four groups on the following dates:  (a) April 3, 2002, (b) April 16, 2002, (c) September 3, 2002; and (d) November 15, 2002.  All amounts credited to the Deferred Compensation Account relating to the Option exercise on these dates shall be distributed, subject to the last sentence in this paragraph 3, to Executive in the form of actual Units of Partnership Interest upon the earlier of (a) Executive’s separation from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) December 1, 2017 (the “Applicable Date”).  Payment shall be made in equal annual installments over a ten-year period, i.e., each annual installment will be equal to 1/10th of the number of Notional Units in Executive’s Deferred Compensation Account on the initial payment commencement date; provided, however, that any fractional Notional Units otherwise payable in the annual installments under this method shall be aggregated to a whole number of Notional Units and shall be included in the first annual installment payment of Units of Partnership Interest.  Payment on account of Executive’s separation from service under clause (a) shall commence on the first day of the month coinciding with or next following the date that is the six-month anniversary of the date of Executive’s separation from service, and each subsequent payment shall be made on the succeeding anniversaries of the payment commencement date.  Payment under clause (b) shall commence on the Applicable Date, and each subsequent payment shall be made on the succeeding anniversaries of the payment commencement date.  Any portion of the Deferred Compensation Account that has not been distributed to Executive shall continue to be invested in Notional Units and Executive shall continue to receive Distribution Equivalents with respect to Notional Units in the Deferred Compensation Account.  At the time of payment, Executive shall tender to the Manager an amount sufficient to satisfy the statutory minimum tax withholding obligations that apply to the payment; provided, however, that the Manager may, in its discretion, require that a portion of the Units otherwise payable to Executive be withheld for payment of the statutory minimum tax withholding obligations, or otherwise designate the specific method of Executive’s payment of the statutory minimum tax withholding obligations (for example, by wire transfer, certified check, or other means acceptable to the Manager).

4.     Designation of Beneficiary; Payment on Account of Death.  Executive shall designate in writing and file with the Manager a designation of the beneficiary to receive benefits payable under this Agreement in the event of his death prior to separation from service or in the event of his death prior to his receipt of all amounts credited to the Deferred Compensation Account.  If Executive has not designated a beneficiary, such death benefit shall be paid to his estate.  Any beneficiary designation may be revoked or modified at any time by Executive, but only in a writing filed with the Manager.  Payment made on account of Executive’s death shall be made pursuant to the annual installment time and form of payment specified in paragraph 3 of this Agreement, and any change in the designated beneficiary by Executive shall not change the time or form of payments.

5.     Amendment.  This Agreement may be amended by the written agreement of TRG, the Manager and Executive at any time; provided, however, that no amendment shall reduce any benefits in which Executive has a vested interest prior to the effective date of the Amendment.

6.     Payment on Account of a Change in Control Event.  Notwithstanding any other provision of this Agreement, and effective only as to any Change in Control Event that occurs on or after the Applicable Date, all amounts credited to the Deferred Compensation Account shall be distributed, subject to the last sentence of paragraph 3, to Executive or, in the event of Executive’s death, his designated beneficiary in a lump sum payment in the form of actual Units of Partnership Interest upon the occurrence of any of the following circumstances:

(a)  A Change in Control Event which is followed by Executive’s  separation from service, as defined under Code Section 409A, within six months following the occurrence of the Change in Control Event.  The lump sum shall be paid to Executive on the first day of the month coinciding with or next following the date that is the six-month anniversary of the date of Executive’s separation from service under the circumstances set forth in this subparagraph (a).

(b)   A Change in Control Event following Executive’s separation from service, as defined under Code Section 409A.  If Executive’s installment payments have commenced prior to or concurrent with the date of the Change in Control Event, the lump sum shall be paid to Executive on the first day of the month next following the date of the Change in Control Event.  If Executive’s installment payments have not commenced prior to or concurrent with the date of the Change in Control Event, the lump sum shall be paid to Executive on the first day of the month coinciding with or next following the date that is the six-month anniversary of the date of Executive’s separation from service.

(c)  A Change in Control Event following Executive’s death.  The  lump sum shall be paid to Executive’s designated beneficiary on the first day of the month next following the date of the Change in Control Event.

7.     Change in Control Event.  “Change in Control Event” means any one of the following events:

(a)  The date any one person, or more than one person acting as a group, acquires ownership of Units of Partnership Interest in TRG that, together with Units of Partnership Interest in TRG held by such person or group constitutes more than 50% of the total fair market value or total voting power of the Units of Partnership Interest in TRG, as determined under Treas. Regs. Section 1.409A-3(i)(5)(v).

(b)  Notwithstanding that the event under subparagraph (a) of this paragraph 7 has not occurred, the date any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Units of Partnership Interest in TRG possessing more than 50% of the total voting power of such Units of Partnership Interest in TRG, as determined under Treas. Regs. Section 1.409A-3(i)(5)(vi)(1).

(c)  The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from TRG that have a total group fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TRG immediately before such acquisition or acquisitions, as determined under Treas. Regs. Section 1.409A-3(i)(5)(vii).

(d)  The date any one person, or more than one person acting as a group, acquires ownership of stock in Taubman Centers, Inc. (“TCO”) that, together with stock of TCO held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of TCO, as determined under Treas. Regs. Section 1.409A-3(i)(5)(v).

(e)  Notwithstanding that the event under subparagraph (d) of this paragraph 7 has not occurred, the date any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of TCO possessing more than 50% of the total voting power of such stock of TCO, as determined under Treas. Regs. Section 1.409A-3(i)(5)(vi)(1).

(f)  Notwithstanding that the event under subparagraph (d) of this paragraph 7 has not occurred, the date a majority of members of TCO’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, as determined under Treas. Regs. Section 1.409A-3(i)(5)(vi)(2).

(g)  The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from TCO that have a total group fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TCO immediately before such acquisition or acquisitions, as determined under Treas. Regs. Section 1.409A-3(i)(5)(vii).

8.     Subsequent Deferral Elections.  The parties to this Agreement may make a subsequent deferral election, as such term is defined by Treas. Regs. Section 1.409A-2(b)(1), as provided for under Code Section 409A, and only if the following requirements are met:

(a)  Such election shall not take effect until at least 12 months after the date on which the election is made.

(b)  The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid, or in the case of the Agreement’s installment payments, which are treated as a single payment, five years from the date the first amount was scheduled to be paid.

(c)  Any election of a payment at a specified time or pursuant to a fixed schedule must be made not less than 12 months before the date the payment is scheduled to be paid, or in the case of the Agreement’s installment payments, which are treated as a single payment, five years from the date the first amount was scheduled to be paid.

9.      Governing Law.  This Agreement shall be construed in accordance with the internal laws of the State of Michigan (excluding the choice of law rules thereof).

10.   Alienation or Assignment of Benefits.  Benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, or assignment.

11.   Ownership of Deferred Compensation Account.  Title to and beneficial ownership of any assets, whether Notional Units, Distribution Equivalents, cash or other investments which the Manager or TRG may set aside to fulfill its deferred obligation under this Agreement shall at all times remain with the Manager or TRG and neither Executive nor his beneficiary shall under any circumstances acquire any property interest in any specific assets of the Manager or TRG. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a fiduciary relationship between TRG or the Manager and Executive or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be part of the general assets of the Manager or TRG and no person other than the Manager or TRG shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Manager or TRG under this Agreement, such right shall be no greater than the right of an unsecured general creditor of the Manager or TRG. In the sole discretion of the Manager, all or any portion of the amounts credited to the Deferred Compensation Account may be contributed to a trust established by the Manager in connection with this Agreement. Neither Executive nor his beneficiary shall have the right to direct or require that the Manager contribute amounts to a trust. Any amounts so contributed shall be held, invested and administered to provide benefits under this Agreement except as otherwise required in the agreement governing the trust.

12.   Incentive Option Plan and 1992 Option Agreement.  This Agreement is separate from the Incentive Option Plan and 1992 Option Agreement; it is a stand alone agreement between the parties for the deferral of the gains that otherwise would be recognized as a result of Executive’s 2002 exercise of the Option; provided, however, that capitalized terms not otherwise defined in this Agreement shall have the meanings as defined in the Incentive Option Plan and 1992 Option Agreement.

13.   Continuing Offer Requirements.  If Executive is not permitted to be a partner of TRG under the terms of the Second Amended and Restated Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, as the same has been amended or may be amended and/or supplemented at the time of any payment under this Agreement, then Executive shall comply with and be subject to the terms and conditions of Taubman Centers, Inc.’s Second Amended and Restated Continuing Offer, effective May 16, 2000, as the same has been or may be amended and/or supplemented (the “Continuing Offer”), which Continuing Offer requires the exchange of Units for common shares of Taubman Centers, Inc. at the time of payment.  Any exchange of Units for common shares of Taubman Centers, Inc. pursuant to the Continuing Offer and this paragraph 13 shall not operate and shall not be applied in any manner that constitutes a feature for the deferral of compensation under this Agreement.

14.   Changes in the Number of Units of Partnership Interest.  The number of Notional Units in Executive’s Deferred Compensation Account shall be adjusted, consistent with the requirements of Code Section 409A, to reflect a Unit of Partnership Interest split (including a reverse Unit of Partnership Interest split) or Unit of Partnership Interest dividend, provided that the only effect of the Unit of Partnership Interest Split (including a reverse Unit of Partnership Interest split) or Unit of Partnership Interest dividend is to increase (or decrease) on a pro rata basis the number of Units of Partnership Interest owned by the holders of Units of Partnership Interest, and, provided, further, that the Notional Units are proportionally adjusted to reflect the Unit of Partnership Interest split (including a reverse Unit of Partnership Interest split) or Unit of Partnership Interest dividend, and the aggregate value of the deferred amount subject to this Agreement is the same as the amount immediately preceding the adjustment.

15.   Code Section 409A Compliance.  The parties intend that this Agreement and any payments made pursuant to it shall comply with Code Section 409A.  Any provisions in this Agreement that would cause any amount deferred or payable under this Agreement to be includible in Executive’s gross income or subject to interest or penalties under Code Section 409A(a)(1) shall have no force and effect unless and until amended, pursuant to a permitted amendment method under Code Section 409A, to cause such amount to not be so includible.  Otherwise, to the extent that it is determined that any provision of, or any payment made or to be made under, this Agreement would not comply with Code Section 409A, this Agreement shall be interpreted and amended to the extent necessary for compliance with Code Section 409A to the extent permitted under Code Section 409A and the guidance issued thereunder.

16.   Miscellaneous.

(a)  No rule of strict construction shall apply against TRG, the Compensation Committee, or any other person having the power to administer and interpret this Agreement as against Executive.  The Compensation Committee has the power and discretion to interpret and administer this Agreement, and it may require any person claiming an amount under this Agreement to provide such proof of entitlement to such amount as the Compensation Committee may require.  The Compensation Committee’s decision on the administration and interpretation of this Agreement shall be final and binding on all parties.

(b)  Paragraph headings used in this Agreement are for descriptive purposes only and shall not control or alter the meaning of the substantive text in the associated paragraph or otherwise constitute any term of this Agreement.

(c)  Nothing in this Agreement is a part of a contract of employment between Executive and any other party to this Agreement, and nothing in this Agreement provides Executive with any right to continued employment by any party to this Agreement or alter any party’s existing right to terminate Executive’s employment.

17.   Execution.  To record the adoption of this Agreement, TRG, the Manager and Executive have caused the execution hereof as of the date first written above.

    THE TAUBMAN REALTY GROUP
    LIMITED PARTNERSHIP
    a Delaware limited partnership

    By: Taubman Centers, Inc.
    Its: Managing General Partner

    By:  /s/ Lisa Payne
    Lisa Payne
    Its:  Chief Financial Officer

    THE TAUBMAN COMPANY LLC, Manager
    a Delaware limited liability company

    By:   /s/ Lisa Payne
    Lisa Payne
    Its:  Chief Financial Officer

    ROBERT S. TAUBMAN, Executive

       /s/ Robert S. Taubman

6800885.6